VALASSIS COMMUNICATIONS, INC.

FOR IMMEDIATE RELEASE

Contact:
Sherry Lauderback, Tel 734.591.7374 lauderbacks@valassis.com

19975 Victor Parkway Livonia, MI 48152 Fax 734.591.4503

VALASSIS REPORTS RECORD REVENUES OF $916.5 MILLION FOR THE YEAR, UP 7.5%

Livonia, Mich., Feb. 19, 2004: Valassis (NYSE: VCI), the leading company in marketing services and Connective Media™, today announced financial results for the fourth quarter and year ended Dec. 31, 2003. Fourth-quarter revenues were up 2.8% from the fourth quarter of 2002 to $238.3 million with net earnings of $23.5 million, or earnings per share (EPS) of $0.45. Year-end revenues were up 7.5% to $916.5 million with annual net earnings of $103.7 million, or $1.98 in EPS, including a refinance charge incurred in May of $2.5 million, net of tax, related to the partial buyback of the convertible debt issued in 2001. Without this charge, earnings for the year was $106.2 million and EPS for the year was $2.03.

"We ended the year with the strongest balance sheet in our 33-year history," said Alan F. Schultz, Valassis Chairman, President and CEO. "Our record revenues are a direct result of the continued implementation of our long-term growth strategy. In addition to broadening our customer base and providing successful integrated solutions, we significantly grew our Cluster Targeted, ROP, 1 to 1 and International & Services business segments."

"In our co-op free-standing insert (FSI) business, we ended 2003 as projected with a 44% market share," said Schultz. "Although we have yet to see a change in the intense competitive pricing environment of the traditional co-op FSI industry, we remain committed to our plan of returning market share back to historical levels, while maintaining the integrity of our products and services."

Valassis will hold an investor call today to discuss its fourth-quarter results at 11 a.m. (EST). The call-in number is (800) 366-7417. The call will simulcast on the company's Web site, at http://www.valassis.com, and replay through March 3, 2004 at (800) 405-2236, pass code 566824. This press release and the Webcast will be archived on the company's Web site under "Investor."

FINANCIAL HIGHLIGHTS (in millions, except per share data)
	Three Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
	2003	2002	% Change	2003	2002	% Change
Total Revenues	$238.3	$231.7	2.8%	$916.5	$852.3	7.5%
Earnings Prior to Refinance Charge and Writedowns	$23.5	$31.5	-25.4%	$106.2	$130.6	-18.7%
Refinance Charge, net of tax *	---	---	---	$2.5	---	---
Writedowns, net of tax **	---	$35.3	---	---	$35.3	---
Net Earnings	$23.5	-$3.8	710.0%	$103.7	$95.3	8.9%
EPS, diluted	$0.45	-$0.07	742.9%	$1.98	$1.77	11.9%
EPS, Prior to Refinance Charge and Writedowns, diluted	$0.45	$0.60	-25.0%	$2.03	$2.43	-16.5%

*A $2.5 million refinance charge, net of tax, was incurred in May of 2003 related to the partial buyback of the convertible debt issued in 2001.

**A $35.3 million impairment charge, net of tax, was taken in fourth quarter of 2002 to record impairment of goodwill related to PreVision and VRMS and the writedown of a cost-basis Internet investment.

Mass Products -- Products that reach large markets at a low cost: Co-op free-standing insert (FSI) revenues for the fourth quarter were $110.1 million, down 20.7%. FSI revenues for the year were $490.6 million, down 14.0% due primarily to the reduction in market share and, to a lesser extent, lower pricing. Management noted that unit growth in the co-op FSI industry continued to be strong in the fourth quarter in the mid-single digits. Run of press (ROP) revenues, generated from the brokering of advertising space on behalf of newspapers, were up 19.8% for the quarter to $13.3 million and up 34.3% for the year to $55.2 million. This increase is a direct result of the company's sales efforts to expand the customer base, with much of the growth coming from the telecommunications sector.

Cluster Targeted Products -- Products that reach neighborhoods based on geographic and demographic characteristics: Cluster Targeted product revenues increased 10.7% for the quarter to $79.6 million, and ended the year up 26.3% at $250.7 million, significantly exceeding the company's guidance of 10% to 15% growth for the year. The increase in revenues was attributed to continued growth in polybag advertising and solo inserts, and a rebound in customer product sampling.

1 to 1 Products -- Products and services that pinpoint individuals or households to build loyalty to a brand: The 1 to 1 revenues are comprised of PreVision Marketing, Valassis Relationship Marketing Systems (VRMS) and direct mail. 1 to 1 revenues increased 40.0% for the quarter to $11.2 million due to strong growth in the direct mail category and improved results at PreVision. Year-end revenues were $38.8 million, up 15.8% from the prior year. Management has integrated the operations of these businesses and has signed exclusive direct mail contracts with two of the nation's largest grocery retailers, Kroger and Safeway. The company expects momentum to build throughout 2004 as a result of these efforts.

International & Services -- Marketing products and services available in the United States, Canada, France, Germany, Italy, Mexico, Spain and the United Kingdom: International & Services is comprised of NCH Marketing Services, Inc. (NCH), Valassis Canada and Promotion Watch. International & Services revenues were $24.1 million for the fourth quarter, up from $1.8 million for the fourth quarter of 2002, due to the acquisition of NCH. International & Services revenues for the year totaled $81.2 million, compared to $8.5 million in 2002.

"NCH had a great year," said Schultz. "NCH not only met or exceeded all of the objectives set at the time of acquisition, but also perfectly complemented the Valassis culture and growth strategy. We are excited about the prospects for expansion as we begin testing new media products in Europe in 2004."

Costs and Expenses

FSI cost of goods sold was relatively flat for the fourth quarter on a CPM basis. FSI cost of goods sold was down slightly for the year, due primarily to the decrease in paper costs. Interest expense was down slightly to $3.2 million for the quarter, and relatively flat at $13.1 million for the year. SG&A expense was up 29.3% to $33.0 million for the fourth quarter and up 26.9% to $120.5 million for the year, due primarily to the acquisition of NCH in February of 2003 and the consolidation of VRMS in July of 2002.

Debt Position/Share Repurchase

The company's debt position, net of cash, was $104.3 million at year-end, ending the year with $207.4 million in cash. The company, after a review of its cash position, balance sheet and outlook at year-end, has resumed repurchasing shares in the first quarter of 2004.

Outlook

In its third-quarter earnings release, the company provided full-year revenue and EPS guidance for 2004. The company expects revenue to be up by a percentage in the mid-single digits in 2004, with EPS between $1.65 and $1.85. This decrease in EPS is due to the co-op FSI industry pricing pressure. Management is providing the following quarterly projections for 2004:

Quarter	Projected EPS Range
1	$0.44 - 0.50
2	$0.44 - 0.50
3	$0.37 - 0.43
4	$0.38 - 0.44

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' Connective Media™ portfolio includes: newspaper advertising & inserts, sampling, direct mail, 1 to 1 marketing programs, coupon clearing and consulting, and analytic services. Valassis has been listed as one of Fortune magazine's "Best Companies to Work For" for seven consecutive years. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing®, LLC, Coupons, Inc., Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company web site at http://www.valassis.com.

Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the

Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company's existing competitors; new competitors in any of the Company's businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company's paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VALASSIS COMMUNICATIONS, INC. Consolidated Balance Sheets (in thousands)

Assets	Dec. 31, 2003	Dec. 31, 2002

Current assets:

Cash and cash equivalents	$ 207,360	$ 97,156
Accounts receivable	206,908	114,248
Inventories	20,992	21,049
Deferred income taxes	2,426	2,223
Other	18,937	7,300

Total current assets	456,623	241,976

Property, plant and equipment, at cost	214,434	188,622

Less accumulated depreciation	(127,559)	(121,883)

Net property, plant and equipment	86,875	66,739

Intangible assets	205,293	136,319

Less accumulated amortization	(73,831)	(73,619)

Net intangible assets	131,462	62,700

Equity investments and advances to investees	3,553	3,781

Deferred income taxes	6,935	8,062

Other assets	7,306	2,821

Total assets	$ 692,754	$ 386,079

More tables to follow . . .

VALASSIS COMMUNICATIONS, INC. Consolidated Balance Sheets (in thousands)

Liabilities and Stockholders' Equity (Deficit)	Dec. 31, 2003	Dec. 31, 2002

Current liabilities:

Current portion, long-term debt	$ 51,842	$ -
Accounts payable and accruals	245,643	128,073
Progress billings	51,694	33,721

Total current liabilities	349,179	161,794

Long-term debt	259,819	257,280
Other liabilities	7,701	292

Stockholders' equity (deficit):

Common stock	631	630
Additional paid-in capital	34,902	33,869
Retained earnings	390,780	287,076
Treasury stock	(351,962)	(354,355)
Accumulated other comprehensive gain (loss)	1,704	(507)

Total stockholders' equity (deficit)	76,055	(33,287)

Total liabilities and stockholders' equity (deficit)	$ 692,754	$ 386,079

More tables to follow . . .

VALASSIS COMMUNICATIONS, INC. Consolidated Statements of Operations (in thousands, except per share data)

	Quarter Ended Dec. 31, 2003	Quarter Ended Dec. 31, 2002	% Change

Revenue	$ 238,299	$ 231,731	+ 2.8%

Costs and expenses:
Costs of products sold	167,540	152,108	+ 10.1%
Selling, general and administrative	33,014	25,540	+ 29.3%
Goodwill impairment charges/investment
writedown	-	55,300
Total costs and expenses	200,554	232,948	- 13.9%

Earnings from operations	37,745	(1,217)	+ 3201.5%

Other expenses and income:
Interest expense	3,244	3,376	- 3.9%
Other (income) and expenses *	(1,959)	1,111	- 276.3%
Total other expenses and income	1,285	4,487	- 71.4%

Earnings before income taxes	36,460	(5,704)	+ 739.2%

Income taxes	13,001	(1,858)	+ 799.7%

Net earnings	$ 23,459	$ (3,846)	+ 710.0%

Net earnings per common share, diluted	$ 0.45	$ (0.07)	+ 742.9%

Weighted average shares outstanding, diluted	52,327	52,752	- 0.8%

Supplementary Data
Amortization	$ 57	$ 54
Depreciation	3,674	4,525
Capital expenditures	2,025	2,230

* Other income and expenses has been reclassified from total revenues as previously presented

More tables to follow . . .

VALASSIS COMMUNICATIONS, INC. Consolidated Statements of Operations (in thousands, except per share data)

	Twelve months ended Dec. 31, 2003	Twelve months ended Dec. 31, 2002	% Change

Revenue	$ 916,520	$ 852,296	+ 7.5%

Costs and expenses:
Costs of products sold	619,927	538,624	+ 15.1%
Selling, general and administrative	120,455	94,898	+ 26.9%
Loss on investments	-	1,653	- 100.0%
Goodwill impairment charges/
investment writedown	-	55,300	- 100.0%
Total costs and expenses	740,382	690,475	+ 7.2%

Earnings from operations	176,138	161,821	+ 8.8%

Other expenses and income:
Interest expense	13,135	13,347	- 1.6%
Refinancing charge	3,868	-
Other (income) and expenses *	(3,697)	(723)	+ 411.3%
Total other expenses and income	13,306	12,624	+ 5.4%

Earnings before income taxes	162,832	149,197	+ 9.1%

Income taxes	59,125	53,943	+ 9.6%

Net earnings	$ 103,707	$ 95,254	+ 8.9%

Net earnings per common share, diluted	$ 1.98	$ 1.77	+ 11.9%

Weighted average shares outstanding, diluted	52,268	53,752	- 2.8%

Supplementary Data
Amortization	$ 210	$ 211
Depreciation	14,663	12,497
Capital expenditures	18,286	15,540

* Other income and expenses has been reclassified from total revenues as previously presented

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